December 21, 2007

Claude A. Dance
1255 Hog Hollow Drive
Dripping Springs, Texas 78620

Dear Claude:

I have enjoyed our conversations with you regarding your a promotion to a senior management level position opportunity with Sharps Compliance, Inc. (“Sharps” or the “Company”) .We are pleased to offer you the position of Senior Vice President of Sales and Marketing with Sharps reporting directly to me. The offer is contingent upon your acceptance of the terms and conditions of employment as outlined in this letter including effective date noted below.

Your new compensation will include a base salary of $7,692.31 per pay period (twenty-six pay periods per year).

As an employee of Sharps, you will continue be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k). A summary description of the program, including employee premiums, is included as an attachment to this offer letter. You will also be entitled to a grant of options to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the stock subsequent to nine (90) days from the effective date of this letter noted below. All stock option grants are subject to Board of Director approval and the terms of the Sharps Compliance Corp. 1993 Stock Plan. The above noted stock option grant is in addition to the 25,000 share option grant awarded to you in your offer letter August 24, 2007 (in conjunction with your initial employment).

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an“at-will” employer. At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time. Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which was provided to you when you initially joined the Company.

Notwithstanding the above, the Company will provide you with a letter agreement that provides you with six (6) months of severance should your employment be terminated without cause.

Sharps Compliance, Inc.
9220 Kirby Drive Suite 500
Houston, Texas 77054
www.sharpsinc.com

Dance

Additionally, you agree to enter into a non-compete and confidentiality agreement consistent with that entered into by other senior management members. The form of this agreement is attached.

The effective date of this new employment arrangement is December 26, 2007.

We are pleased to offer you this promotion opportunity and are confident that you will make a measurable contribution to the Company. Should the above be acceptable to you, please sign your acceptance of this offer of employment in the designated space below and fax the document to Lynn Carnes at 713-660-3583.

Sincerely,

Dr. Burton J. Kunik
Chairman, Chief Executive Officer & President

Attachments

Accepted and Agreed:

_____________________________
Claude A. Dance
December 26, 2007

Sharps Compliance, Inc.
9220 Kirby Drive Suite 500
Houston, Texas 77054
www.sharpsinc.com